March 1, 2005

Mr. Kevin Henderson
655 Davis Road
League City, TX
77573

Dear Mr. Henderson:

Constellation Biometrics Corporation (“the Company”) is pleased to offer you the position of President with an effective start date of March 1, 2005.

As President you will serve the Company faithfully, diligently and to the best of your ability, under the direction of the CEO of the Company. You will render such services during the term of employment from your present location in Houston, Texas, although you may be required to travel at company’s expense to the Company’s principal place of business, or at such alternate locations as may be agreed upon with the CEO, and you will devote all of your business time to the performance of your duties.

You will have such duties and powers as generally pertain to the office of President for both product development and business development of said products, subject to the control of the CEO. The precise services and duties that you are obligated to perform may from time to time be changed, amended, extended or curtailed by the CEO of the Company.

The Term of your employment shall commence on March 1, 2005 and continue thereafter for a term of two (2) years, or earlier terminated subject to the terms and conditions set forth below.

The Company will pay you a minimum annual salary of sixty thousand dollars ($60,000.00), payable in equal installments at the end of such regular payroll accounting periods as are established by the Company.

In addition, the Company may adjust the salary upward from time to time, and award bonuses in cash, or other property and services.

During the term of employment, you shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits, provided by the Company to employees of the same or similar hierarchy, including a $300.00 per month car allowance.

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com

The Company shall reimburse you for reasonable and necessary expenses incurred by you on behalf of the Company in the performance of your duties provided that such expenses are adequately documented in accordance with the Company's written policies, which will be provided to you at the time they became effective.

You will devote as much of your business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of the Company’s business and affairs as is necessary to ensure the success of the Company as determined solely by the CEO. You may not, during the term of employment be interested directly or indirectly, in any manner, as partner, officer, director, advisor, employee or in any other capacity in any other business; except that nothing shall prevent or limit your right to invest any of your surplus funds in the capital stock or other securities of any company or limited partnership, or whose stock or securities are publicly owned or are regularly traded on any public exchange; nor shall anything herein prevent you from investing or limit your right to invest your surplus funds in real estate; nor shall anything herein prevent you from serving in a volunteer capacity as officer, director, or advisor for professional or charitable organizations with which you are or may become affiliated. You will be able to provide support to prior obligations of projects sold to other companies upon disclosure to and agreement with the CEO, which will not be unreasonably withheld.

Your employment can be terminated for cause. The Company shall have no obligations beyond thirty days notice and payment through such date of all salary, benefits, and bonuses (pro-rata) in the case of termination for cause. Termination for cause shall be defined as, and limited to gross dereliction of executive duties, including violation of any written company policies, violation of any federal or state laws that materially impact the company’s financial performance, its reputation or relationships with customers.

The CEO may, at his sole discretion, terminate for reasons other than cause at any time with thirty days notice. Such reasons may include a desire to restructure the management team or change the executive’s role within the Company.

You shall not, in any manner, for any reason, either directly or indirectly, divulge or communicate to any person, firm or company, any confidential information concerning any matters not generally known in the biometrics industry or otherwise made public by the Company which affects or relates to the Company’s business, finances, marketing and operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law.

You further agree that all documents and materials furnished to you by the Company and relating to the Company’s business or prospective business are and shall remain the exclusive property of the Company as the case may be. You shall deliver all such documents and materials to the Company upon demand and in any event upon expiration or earlier termination of your employment. Any payment of sums due and owing to you by the Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials.

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com

All ideas, inventions, and other developments or improvements conceived or reduced to practice by you, alone or with others, during the term of your employment, whether or not during working hours, that are within the scope of the business of the Company or that relate to or result from any of the Company’s work or projects or the services provided by Employee to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Employee agrees to assist the Company during the term, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company.

Cash Bonus:

A cash bonus of $35,000.00 will be extended upon successful negotiations to acquire Biometrics.co.za at a significantly more affordable price than originally offered. This bonus will be paid in 12 monthly installments beginning on the first day of the second calendar month after successful closing of the acquisition.

Annual Cash Bonus:

The Company will pay an annual cash bonus that is to be calculated as of the close of the financial books each year (the annual milestone). The bonus is expected to be paid within thirty days, but in any event no later than sixty days after the close of the books. The cash bonus will be paid in three parts: 1) Business Development essential for growing a new business pipeline and for sustaining future earnings, 2) Realized Revenue essential for meeting revenue expectations, and 3) Net Income essential for ensuring profitability.

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Element 1: The cash bonus compensation payout for this element will be $14,400.00 and will be earned when Constellation Biometrics Corporation sales projection is met or exceeded. For calendar year 2005, the sales goal shall be $750,000.00 for calendar year 2006, one million and thereafter, as agreed, or if no agreement can be reached, as is reasonable.

•	Element 2: The cash bonus compensation payout for this element will be based on a direct calculation of 3/4 of 1% of gross sales recognized in the calendar year.
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Element 3: The cash bonus compensation payout for this element will be $14,400.00 and will be earned when Constellation Biometrics Corporation net income budgets are met or exceeded. Reasonable bonus target adjustments may be made after initial budget approval to reflect subsequent changes corporate priorities or resource allocations by year as is reasonable under the circumstances.

Employee is executing an employment contract with both Sequiam Biometrics, Inc. and Constellation Biometrics Corp., and employee shall not be obligated to work more than the normal work hours in the aggregate on both employment agreements. Furthermore, a termination or breach of one of the agreements shall be deemed to be a termination or breach of the other agreement.

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com

Welcome to Constellation Biometrics Corporation. We look forward to many successful years together.

Sincerely,

Nick VandenBrekel
CEO

Accepted and agreed to:

Kevin Henderson	Date

300 Sunport Lane • Orlando, Florida 32809
Phone: 407.541.0773 • Fax: 407.240.1431
www.sequiam.com• sales@sequiam.com